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                                                                EXHIBIT 23(g)(2)

                       AMENDMENT TO THE CUSTODY AGREEMENT

         AMENDMENT made as of April __, 2002, to that certain Custody Agreement, dated as of April 1, 2002, between Market Street Fund (the "Trust") and Fifth Third Bank ("Custodian") (such Custody Agreement, including the Global Custody Addendum thereto, hereinafter referred to as the "Custody Agreement").

                                   WITNESSETH:

         WHEREAS, Rule 17f-5 under the Investment Company Act of 1940, as amended was amended on June 12, 2000 and Rule 17f-7 under the Investment Company Act of 1940, as amended, was adopted on June 12, 2000 by the Securities and Exchange Commission (the "Rules");

         WHEREAS, the Trust and Custodian desire to amend the Custody Agreement to conform with the Rules;

         NOW, THEREFORE, the Trust and Custodian hereby agree as follows:

         1. The following new Section is hereby added to the Custody Agreement:

Foreign Depositories.

         (a) As used in this Section, the term "Foreign Depository" shall mean each Eligible Securities Depository as defined in Rule 17f-7 under the Investment Company Act of 1940, as amended, identified to the Trust by the Custodian from time to time, including but not limited to Euroclear and Clearstream Banking, societe anonyme and the respective successors and nominees of the foregoing; provided that each qualifies as an Eligible Securities Depository.

         (b) Notwithstanding any other provision in this Agreement, the Trust hereby acknowledges that the Trust or its investment adviser or subadviser, as appropriate, shall weigh the overall risks related to engaging each Foreign Depository, which may include the evaluation of the custody risk analysis provided by the Custodian, and will be responsible for making the determination that the custody arrangements of each Foreign Depository is appropriate.
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         (c) With respect to each Foreign Depository, Custodian shall exercise reasonable care, prudence, and diligence in fulfilling its duties. Under Rule 17f-7 of the Investment Company Act of 1940, as amended, the Custodian is obligated: (i) to provide the Trust, in a timely fashion, with an analysis(1) of the custody risks associated with maintaining assets with the Foreign Depository (the "Custody Analysis"), and (ii) to monitor such custody risks on a continuing basis and promptly notify the Trust of any material change in such risks or the Custody Analysis. The Trust acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from any subcustodian to which the Custodian has delegated its global custody duties (the "Subcustodian") or through publicly available information otherwise obtained by Custodian, and shall not include any evaluation of Country Risks. As used herein the term "Country Risks" shall mean with respect to any Foreign
Depository: (a) the financial infrastructure of the country in which it is organized, (b) such country's prevailing settlement practices, (c) nationalization, expropriation or other governmental actions, (d) currency controls, restrictions, devaluations or fluctuations, (e) such country's regulation of the banking or securities industry; and (f) market conditions which affect the order execution of securities transactions or affect the value of securities.

         2. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, shall, together, constitute only one amendment.

         3. In the event of a conflict between the Amendment and the Custody Agreement, it is the intention of the parties that this Amendment shall control and the Custody Agreement shall be interpreted on that basis.

         4. The Trust is a business trust organized under the laws of the State of Delaware and under a Declaration of Trust, dated October 29, 2000, to which reference is hereby made and a copy of which is on filed at the office of the Secretary of State of Delaware as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of a fund or the Trust entered into in the name of or on behalf thereof by any of the Trustees, officers employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders as they relate to the fund personally, but bind only the assets of the Trust, as set forth in Section 1746.13(A), Ohio Revised Code, and all persons dealing with a fund must look solely to the assets of that fund for the enforcement of any claims against the Trust.


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(1)      The Custody Analysis should include, but is not limited to, information relating to a depository's expertise and market reputation, the quality of its services, its financial strength (e.g, level of settlement guarantee funds, collateral requirements, lines of credit or insurance as compared with participants' daily settlement obligations), any insurance or indemnification arrangements, the extent and quality of regulation and independent examination of the depository, its standing in published ratings, its internal controls, and other procedures for safeguarding investments, and any related legal proceedings, unless such information is not otherwise available to the Custodian or Subcustodians under ordinary and reasonable circumstances. In the event that such information is not readily available, the Custodian will so note in the Custody Analysis.
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         IN WITNESS WHEREOF, the Trust and Custodian have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

                                            MARKET STREET FUND

                                            By: ________________________________

                                            Title:______________________________



                                            FIFTH THIRD BANK

                                            By: ________________________________

                                            Title:______________________________